PRESS RELEASE

Contact Information:
TXO Partners
Brent W. Clum
Co-CEO and CFO
817.334.7800
ir@txopartners.com

Release Date:
October 6, 2025

TXO PARTNERS PROVIDES 2025 DISTRIBUTION OUTLOOK, STRATEGIC PERSPECTIVE AND OPERATIONAL UPDATE

[Fort Worth, TX, October 2025]—TXO Partners, L.P. (NYSE, NYSE Texas: TXO) is designed as an oil and natural gas production company committed to distributing ongoing cash returns while delivering long-term value to unit holders. This strategy is based on its long-lived, low-risk property base, coupled with financial stewardship as a production and distribution company.

“Since our IPO, we have focused on growing our distribution while driving long-term value for our unitholders. We have captured two significant assets to further that strategy over the past fifteen months and have made TXO a more valuable company. We have a clear vision for the journey ahead with meaningful positions in the Mancos Shale, the Williston Basin and our legacy Permian properties. Principally, TXO remains a production and distribution company, allocating capital in an efficient manner to bring forward value while extending the duration of our cash-flowing properties. To that end, we currently expect to distribute $0.35 to $0.40 per quarter to our unitholders over the remainder of 2025,” stated Brent W. Clum, Co-CEO and CFO.

“While early, our technical team has recently completed its first new drill in the Elm Coulee field, a 10,000’ horizontal which has produced at an average daily rate of 1,024 barrels of oil equivalent over its first forty days and currently maintains that rate. This well was completed on time and on budget and reinforces our view that the prolific field is primed for redevelopment over the coming decade. Our development program involves a combination of new drills and re-fracs of existing wellbores. Given the timing of the most recent acquisition, our capital program is very backloaded in 2025. We have completed the drilling of our next two wells and expect first oil production in November. These Bakken wells are expected to be highly economic at current commodity prices. With more than 110 locations, TXO’s rich inventory of long-lateral horizontals provides fundamental support for incremental value well beyond our current market capitalization. Looking ahead, we expect Elm Coulee to be our primary development asset over the next twenty-four months,” commented Gary D. Simpson, Co-CEO.

“Furthermore, we continue to be active in the Mancos Shale, developing a trajectory to financially exploit this captured resource. Preparatory work is underway on water and pipeline infrastructure. We are working on our first ten well permits which will allow a programmatic plan that aligns with both capital investments and distributions. We remain enthused with the performance of offset development and drill-wells in the basin. Our 58,500 acres remain extremely well positioned for the coming natural gas needs driven by increased power and LNG demand.”

Mr. Clum offers his additional outlook, “Over these past few years, TXO Partners has grown in scope and promise with our strategic purchases while sticking to our game plan. For a company capitalized below $1 billion, we see tremendous opportunity to enhance value in the marketplace. It is our mission to deliver. We foresee years of confident development, stable production and durable distributions. We thank our investors for their support in building this long-standing, unique business.”

About TXO Partners, L.P.
TXO Partners, L.P. is a master limited partnership focused on the acquisition, development, optimization and exploitation of conventional oil, natural gas, and natural gas liquid reserves in North America. TXO’s current acreage positions are concentrated in the Permian Basin of West Texas and New Mexico, the San Juan Basin of New Mexico and Colorado and the Williston Basin of Montana and North Dakota.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions, although not all forward-looking statements contain such identifying words. These forward-looking statements include our distribution guidance for the last two quarters of 2025, the redevelopment potential of the Elm Coulee field during the next decade, our ability to manage our cashflow, our ability to execute our strategy, the timing, amount and area of focus of future investments in our assets, projected increases in demand for natural gas driven by increased power grid and LNG demand, and the impacts of future commodity price changes. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made, and it is possible that the results described in this press release will not be achieved. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, including, without limitation, the following: our ability to meet distribution expectations and projections; the volatility of oil, natural gas and NGL prices; our ability to safely and efficiently operate TXO’s assets; our ability to integrate the acquired assets and realize the anticipated benefits of the acquisition; uncertainties about our estimated oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; and the risks and other factors disclosed in TXO’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, TXO does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for TXO to predict all such factors.